JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.

Dated: January 2, 2026

By:	/s/ Emily Fairbairn
Name: Emily Fairbairn

By:	/s/ Malcom Fairbairn
Name: Malcom Fairbairn

Malcom and Emily Fairbairn 2010 CRUT

By:	/s/ Malcom Fairbairn
Name: Malcom Fairbairn
Title: Trustee